Exhibit 10.13

[Date]
[Director]
Confidential
Via email

    Re:    Board of Directors of Stitch Fix, Inc.
Dear [Director]:
I am pleased to invite you to join the Board of Directors (the “Board”) of Stitch Fix, Inc. (the “Company”), subject to formal approval by the Board of your election and the satisfactory completion of a background check. Your service as a director of the Company will be governed by the following:
•Your appointment will be effective upon the Board’s formal approval of your appointment, which we expect to be within a few weeks of your acceptance of this offer. At the time of your appointment, the Board will designate you as a Class I, II or III Director. Each class has a different, staggered three year term. Your initial term will depend on the class to which you are assigned and will expire on the date of the Company’s corresponding Annual Meeting of Stockholders (the “Annual Meeting”), unless prior to that date you voluntarily resign or you are removed from the Board. You may be eligible for an additional term if you are so elected or appointed on or after the applicable Annual Meeting. Service on the Board remains at all times subject to removal in accordance with the Company’s Amended and Restated Bylaws, as may be amended from time to time.
•Upon your appointment, you will be subject to all Company policies and procedures, including but not limited to the Corporate Governance Guidelines, Insider Trading and Trading Window Policy and the Code of Conduct, copies of which will be provided to you as part of your director orientation materials. You will also have all of the responsibilities and duties of a director of the Company imposed by Delaware law and other applicable laws, as well as the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, as they may be amended from time to time.
•Under the Company’s Independent Director Compensation Policy (the “Policy”), you will receive compensation for your services as a director. Under the current policy, you will receive an annual cash retainer of $50,000 for your service as a director, payable on a quarterly basis, in arrears. If you are appointed to one or more other committees of the Board, you would receive additional annual cash retainers, payable on a quarterly basis in arrears, for such service.
•In addition, in connection with your appointment, the Board will grant you annual equity awards pursuant to the Policy. The Policy currently provides the following for the initial grant to an independent director: an aggregate value of $225,000, multiplied by a fraction, the numerator of which is the number of days between your initial appointment to the Board and the then-scheduled next annual stockholder meeting date (which will be in December 2024) and the denominator of which is 365. This equity award will vest on the earlier of the first anniversary of the grant date or the date of the Company’s next annual meeting of shareholders, provided that you are serving as a director of the Company on such vesting date. Immediately following the Company’s next annual meeting of stockholders, you will also be eligible to receive an annual equity award valued at $225,000. Any such award would be valued on the date of grant and be made in accordance with the Policy. To the extent an equity award is in the form of a nonqualified stock option to purchase shares of the Company’s common stock (“Common Stock”), the exercise price per share will be equal to the closing price of the Company’s Common Stock on the applicable grant date. The Policy is subject to modification as approved by the Board. You will be solely responsible for payment of all governmental charges and taxes arising from your service to the Company as a director.
•For so long as you are a member of the Board, the Company will reimburse you for your reasonable out-of-pocket expenses, including reasonable travel and living expenses, incurred in attending Board and committee meetings and in carrying out your duties as a director or committee member.
•You will receive indemnification from the Company pursuant to the Company’s standard Indemnification Agreement, which will be provided to you. The Company will also provide you with coverage under its directors and officers insurance policy.
•You agree to inform the Board of any conflicts that may impact your responsibilities as a member of the Board.
•You agree that you will not share with the Company or Board any confidential information or materials of any other person or entity. You also agree that you will not share Company confidential information or materials with any third party except as directed by the Board or to the extent required under applicable laws.
•This letter will be governed by the laws of the State of Delaware, without regard to its principles of conflicts of laws. The terms of this letter are in addition to, and will not be construed to alter any of, your duties as a director of the Company under Delaware or other applicable law.
Please indicate your acceptance of this offer to serve as a director of the Company by electronically signing and dating below.
We look forward to your joining the Board.
Very truly yours,

Katrina Lake
Chairperson

Accepted and Agreed:
__________________

Date: _____________
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